EXHIBIT NO. 99

Supplemental Segment Information
In thousands	Three Months Ended January 31,		Nine Months Ended January 31,
	2002	2001	2002	2001
Orders Received:
Sign Making & Specialty Graphics	$ 56,655	$ 63,838	$191,457	$201,037
Apparel & Flexible Materials	35,054	47,894	111,195	145,019
Ophthalmic Lens Processing	21,884	21,791	63,033	66,010

	$113,593	$133,523	$365,685	$412,066
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	January 31, 2002	April 30, 2001
Backlog:
Sign Making & Specialty Graphics	$ 1,992	$ 1,420
Apparel & Flexible Materials	26,234	35,564
Ophthalmic Lens Processing	5,351	3,532

	$33,577	$40,516
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